PROSPECTUS and	PRICING SUPPLEMENT NO. 4
PROSPECTUS SUPPLEMENT, each	Dated June 5, 2023
Dated May 22, 2023	Registration Statement No. 333-272130
Filed Pursuant to Rule 424(b)(2)

U.S. $30,800,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES I

Due 9 Months or More from Date of Issue

$300,000,000 Floating Rate Senior Notes Due June 8, 2026

The Medium-Term Notes offered hereby will be Floating Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

The dollar amount above reflects the amount of Medium-Term Notes, Series I remaining prior to this issuance, representing the $36,000,000,000 initial program amount reduced by $600,000,000 of 4.950% Fixed Rate Senior Medium-Term Notes to be issued on June 8, 2023, $600,000,000 of 4.750% Fixed Rate Senior Medium-Term Notes to be issued on June 8, 2023, $1,000,000,000 of 4.700% Fixed Rate Senior Medium-Term Notes to be issued on June 8, 2023 and $3,000,000,000 designated for issuance pursuant to the issuer’s InterNotes® program described in the prospectus supplement for such program filed with the Registration Statement No. 333-272130.

CUSIP / ISIN:	24422EWY1 / US24422EWY12

Date of Issue:	June 8, 2023

Maturity Date:	June 8, 2026

Principal Amount:	$300,000,000

Interest Rate Basis:	Compounded SOFR

Index Maturity:	Daily

Spread:	+79 basis points

Initial Interest Rate:	Compounded SOFR determined on August 31, 2023 plus the Spread, accruing from and including June 8, 2023 to but excluding the first Interest Payment Date, calculated as described herein

Day Count:	Actual/360, Adjusted

Interest Reset Dates:	Each Interest Payment Date

Interest Determination Dates:	Quarterly, five U.S. Government Securities Business Days preceding each Interest Reset Date

Interest Payment Dates:	Quarterly on the 8th of March, June, September and December, commencing on September 8, 2023 and ending on the Maturity Date

Interest Period:	Each quarterly period from, and including, an Interest Payment Date (or, in the case of the first Interest Period, the Date of Issue) to, but excluding, the next Interest Payment Date (or, in the case of the final Interest Period, the Maturity Date).

Company Use

Observation Period:	The period from and including five U.S. Government Securities Business Days preceding an Interest Payment Date to but excluding five U.S. Government Securities Business Days preceding the next Interest Payment Date, provided that the first Observation Period shall be from and including five U.S. Government Securities Business Days preceding the Date of Issue to but excluding five U.S. Government Securities Business Days preceding the first Interest Payment Date.

Minimum Interest Rate:	0.000%

Price to Public:	100.000% plus accrued interest, if any, from June 8, 2023

Business Day:	New York and U.S. Government Securities Business Day

Business Day Convention:	Modified Following, Adjusted

Redemption Provisions:	None

Plan of Distribution:	Name	Principal Amount Of Notes
	Goldman Sachs & Co. LLC	$63,750,000
	HSBC Securities (USA) Inc.	$63,750,000
	J.P. Morgan Securities LLC	$63,750,000
	TD Securities (USA) LLC	$63,750,000
	BBVA Securities Inc.	$9,000,000
	BNP Paribas Securities Corp.	$9,000,000
	Commerz Markets LLC	$9,000,000
	Loop Capital Markets LLC	$9,000,000
	Santander US Capital Markets LLC	$9,000,000
	Total	$300,000,000
	The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.850% plus accrued interest, if any, from June 8, 2023.